Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-136954) of Syniverse Holdings, Inc. and in the related Prospectus and in the Registration Statement (Form S-8, No. 333-124866) pertaining to the Amended and Restated Founders’ Stock Option Plan and the Amended and Restated Non-Employee Directors Stock Option Plan of our report dated March 8, 2007, with respect to the consolidated financial statements and schedule of Syniverse Holdings, Inc., Syniverse Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Syniverse Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/    Ernst & Young LLP

Tampa, Florida

March 8, 2007